SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): January 12, 1996
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                        BANGOR HYDRO-ELECTRIC COMPANY
            -----------------------------------------------------
           (Exact name of registrant as specified in its charter)




          Maine                    0-505              01-0024370
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(State of Incorporation)  (Commission File No.)  (IRS Employee ID No.)





     33 State Street, Bangor, Maine                     04401
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(Address of principal executive offices)             (Zip Code)




Registrant's telephone number, including area code:  (207-945-5621)
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Current Report, Form 8-K                                    Date of Report
Bangor Hydro-Electric Company                               January 12, 1996
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Item 1 through Item 4.  Not Applicable.


Item 5.  Other Events.
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    MAINE YANKEE ATOMIC POWER COMPANY PLANT OUTAGE - STEAM GENERATOR REPAIRS
AND RESTART MATTERS. The Company, through its equity investment totaling approximately $5.0 million at December 31, 1995, owns 7 percent of the common stock of Maine Yankee Atomic Power Company ("Maine Yankee"), which owns and operates an 860-megawatt nuclear generating plant in Wiscasset, Maine (the "Maine Yankee Plant" or the "Plant"), and is entitled under a cost-based power contract to an approximately equal percentage of the Plant's output. The Maine Yankee Plant, like other pressurized water reactors, experienced degradation of its steam generator tubes, principally in the form of circumferential cracking, which, until early 1995, was believed to be limited to a relatively small number of tubes. During the refueling-and-maintenance shutdown that commenced in early February 1995, Maine Yankee detected through new inspection methods increased degradation of the Plant's steam generator tubes to the extent that approximately 60 percent of the Plant's 17,000 steam generator tubes appeared to have defects to some degree. Because of the large number of affected tubes, the remedy of plugging the degraded tubes to take them out of service was no longer a viable option.

    Following a detailed analysis of the safety, technical and financial considerations associated with the degraded steam generator tubes, Maine Yankee elected to repair the tubes by inserting and welding short reinforcing sleeves of an improved material in substantially all of the Plant's steam generator tubes. Similar repairs have been completed at other nuclear plants in the United States and abroad, but not on the scale of the Maine Yankee project. With Westinghouse Electric Corporation as the general contractor, the sleeving project started in early June of 1995, after approval of the Westinghouse sleeving process by the Nuclear Regulatory Commission ("NRC"), and was essentially complete in early December. The repairs were estimated to cost $40 million, but Maine Yankee now estimates the project will be completed for approximately $28 million. The Company has expensed its share of the repair costs in 1995.

    The Company has also been incurring substantial costs for replacement power. As reported in the Company's Form 10-Q for the quarter ended March 31, 1995, effective January 1, 1995, the Company's reconcilable fuel-and-purchased-power adjustment was terminated as an element of the implementation of the Company's Alternative Marketing Plan ("AMP"), which provided the Company substantial pricing flexibility to respond to competitive market situations. With the termination of this reconcilable fuel-and-purchased-power adjustment, the Company's costs of replacement power during the Maine Yankee outage have in general been treated like other Company expenses, and were not deferred for future collection through a specific fuel-rate adjustment, as would have been the case under pre-1995 ratemaking mechanisms. Accordingly, the necessity to incur replacement power costs has had a material impact in reducing earnings in 1995. Since Maine Yankee went off line, the Company has been incurring non-reconcilable replacement power costs of approximately $750,000 per month. These costs totaled approximately $6.5 million for the nine months ending September 30, 1995 and are estimated to be approximately $1.9 million for the final quarter of 1995. The replacement power costs to be incurred as a result of the limitation of Maine Yankee to 90% of the Plant's capability will be substantially lower, however, and are estimated, depending on overall energy requirements and market conditions, to be between approximately $70,000 and approximately $100,000 per month.

    On December 4, 1995, when the sleeving project was substantially complete, Maine Yankee received a copy of a letter from an organization with a history of opposing nuclear power development to a State of Maine nuclear safety official based on documentation from an anonymous former employee of Yankee Atomic Electric Company ("Yankee"), an affiliate of Maine Yankee that has regularly performed nuclear engineering and related services for Maine Yankee and other nuclear plant operators. The letter contained allegations that Yankee knowingly performed inadequate analyses to support two license amendments to increase the rated thermal power at which the Maine Yankee Plant could operate. It was further alleged in the letter that Maine Yankee deliberately misrepresented the analyses to the NRC in seeking the license amendments. The allegedly inadequate analyses related to the operation of the Plant's emergency core cooling system ("ECCS") and the calculation of the Plant containment's peak postulated accident pressure, both under certain assumed accident conditions. The analyses were used in support of license amendments that authorized an increased rating of the Plant from a level equal to approximately 90 percent of the maximum electrical capability of the Plant to its current 100-percent rated level.

    In response to technical issues raised by the allegations, the NRC initiated a special technical review of the safety analysis performed by Yankee relating to Maine Yankee's license amendment applications for the power uprates. At the same time, Maine Yankee and Yankee initiated intensive internal investigations of the allegations and provided responsive information and documentation to the NRC.

    On December 18, 1995, a public meeting was held at the NRC to discuss the findings resulting from the NRC's technical review. At the meeting the NRC informed Maine Yankee that it had concerns regarding the adequacy of a proprietary computer code used in ECCS safety analyses supporting Maine Yankee's last two applications for license amendments that authorized power uprates to levels above 90 percent of its current maximum capacity. At the meeting the NRC also indicated that operation of the Plant at a level up to 90-percent could be acceptable if operation was based on methods previously found acceptable by the NRC staff and not on the computer code that is currently under review by the NRC, and further informed Maine Yankee of the terms and conditions under which Maine Yankee could resume power operation of the Plant. Subsequently, the NRC informed Maine Yankee that the allegations made in the anonymous letter would be the subject of investigations by the NRC's Office of Investigations and the Office of the Inspector General.

    On January 3, 1996, the NRC issued a "Confirmatory Order Suspending Authority For And Limiting Power Operation And Containment Pressure (Effective Immediately) And Demand For Information" (the "Order") confirming the conclusions of the NRC from the public meeting and follow-up communications with Maine Yankee. The Order limited the power output of the Maine Yankee Plant to approximately 90-percent of its rated maximum until the NRC shall have reviewed and approved Plant-specific analyses meeting the NRC's criteria for operation of the ECCS under certain postulated accident conditions, in lieu of the analyses based on the questioned computer code. The Order further required that prior to operating the Plant at any level Maine Yankee should submit under oath specified information relating to operating the Plant at up to the 90-percent level and descriptions of measures taken to assure compliance with the limitations on operating level and containment pressure.

    With respect to subsequently returning the Plant to its 100-percent operating level, the Order required Maine Yankee to submit a Plant-specific analysis meeting the NRC's requirements for ECCS operation under specified conditions at Plant power levels up to 100-percent of its maximum rated capability. The Order also required an integrated containment analysis demonstrating that the maximum calculated containment pressure under certain postulated accident conditions does not exceed the design-basis pressure of the Plant's containment. In addition, the Order required Maine Yankee to submit a schedule for providing the requested analyses and related information to the NRC. The Order is subject to the limited rights of any person "adversely affected" by the Order to request a hearing or to seek a stay of the effectiveness of the Order.

    On January 10, 1996, Maine Yankee filed with the NRC information specified in the Order that it believes supports operation of the Plant at up to 90-percent of the Plant's capability, along with a schedule for producing the information required to justify operation at the 100-percent level. In its submittal Maine Yankee also notified the NRC that it expected to proceed with initial operation of the Plant on January 11, 1996, and the Plant commenced operation on that day. Under normal circumstances, raising the operating level of the Plant incrementally to the 90-percent level could be accomplished in as short a period as approximately a week, but Maine Yankee believes that after the eleven-month shutdown the Plant has experienced, the process could take longer. The Company estimates that its incremental replacement power costs to be incurred as a result of the limitation of Maine Yankee to 90% of the Plant's capability would range, depending on overall energy requirements and market conditions, from approximately $70,000 to approximately $100,000 per month.

    The restart of the Maine Yankee Plant is currently in progress. The Company cannot predict when the Plant will attain a 90-percent operating level. Moreover, the Company cannot predict when Maine Yankee will gain the authority to return to the 100-percent operating level or when Maine Yankee will achieve this level once authority is granted. Finally, the Company cannot predict the results of the internal and external investigations of the allegations brought to Maine Yankee's attention on December 4, 1995, or whether any party will seek an NRC hearing or any appeal with respect to the Order. Maine Yankee has stated, however, that it intends to pursue its internal investigation diligently and cooperate with the governmental investigations, and that it believes that after it develops information requested by the NRC for operation of the Plant at full capacity it will be able to operate the Plant at that level while meeting all applicable NRC safety requirements.


Item 6 through Item 8.  Not Applicable.


                                  SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BANGOR HYDRO-ELECTRIC COMPANY


                                     by  /s/  Frederick S. Samp
Date:  January 12, 1996                 ----------------------------

                                         Frederick S. Samp
                                         Vice President - Finance & Law
                                         Chief Financial Officer